SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 24, 2009

Dear Stockholder:

I am pleased to invite you to attend Riverbed Technology, Inc.’s 2009 Annual Meeting of Stockholders, to be held on Wednesday, June 3, 2009 at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105. The meeting will begin promptly at 1:00 p.m. local time. If you wish to attend the meeting to vote in person and need directions, please contact Renee Lyall of Riverbed Investor Relations at 415-247-6353 or renee.lyall@riverbed.com.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2009;

•	our Annual Report on Form 10-K for 2008; and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Stockholders may obtain a copy of this Proxy Statement, the Company’s Annual Report on Form 10-K and form of proxy, without charge, by sending a written request with such stockholder’s name and mailing address to: Riverbed Technology, Inc., 199 Fremont Street, San Francisco, CA 94105, Attention: Investor Relations, by calling the Company at 415-247-6353 or by sending an email with such stockholder’s name and mailing address to renee.lyall@riverbed.com. The Company will promptly deliver a Proxy Statement, Annual Report and/or proxy card upon receipt of such request.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Jerry M. Kennelly
Chairman of the Board of Directors, President
and Chief Executive Officer

199 Fremont Street

San Francisco, CA 94105

T 415.247.8800 F 415.247.8801

www.riverbed.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Riverbed Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 3, 2009, at 1:00 p.m. local time at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105 for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2012 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

3. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2009 Annual Meeting is April 16, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

San Francisco, California

April 24, 2009

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 3, 2009

The Proxy Statement and Annual Report on Form 10-K are available at

http://bnymellon.mobular.net/bnymellon/rvbd.

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

Why am I receiving these materials?	1

Who can vote at the Annual Meeting?	1

What am I voting on?	2

How do I vote?	2

How many votes do I have?	2

What if I return a proxy card but do not make specific choices?	3

Who is paying for this proxy solicitation?	3

What does it mean if I receive more than one proxy card?	3

Can I change my vote after submitting my proxy?	3

How are votes counted?	3

How many votes are needed to approve each proposal?	3

What is the quorum requirement?	4

How can I find out the results of the voting at the Annual Meeting?	4

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2010 Annual Meeting?	4

How can stockholders submit proposals to be raised at the 2010 Annual Meeting that will not be included in our Proxy Statement for the 2010 Annual Meeting?	4

What if the date of the 2010 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?	4

Does a stockholder proposal require specific information?	5

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?	5

PROPOSAL 1 ELECTION OF DIRECTORS	6

Information Regarding the Nominees	6

Information Regarding Other Directors Continuing in Office	7

CORPORATE GOVERNANCE	8

Independence of the Board of Directors	8

Information Regarding the Board of Directors and its Committees	8

Audit Committee	8

Compensation Committee	9

Compensation Committee Interlocks and Insider Participation	10

i

ii

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

June 3, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Riverbed Technology, Inc. (sometimes referred to as the “Company” or “Riverbed”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

The Company intends to mail to all stockholders of record entitled to vote at the Annual Meeting and to post on the Internet at www.riverbed.com/investors our Annual Report on Form 10-K, this Proxy Statement and the accompanying proxy card on or about April  24, 2009.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 16, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 68,500,332 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on April 16, 2009 your shares were registered directly in your name with our transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 16, 2009 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid legal proxy from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1: Election of two directors to serve until the 2012 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified; and

•	Proposal No. 2: Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons other than the two named nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card.

•	To vote by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from us. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid legal proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of April 16, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, and “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Riverbed will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Riverbed’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Riverbed may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Secretary of the Company at 199 Fremont Street, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

Proposal No. 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 68,500,332 shares of Common Stock outstanding and entitled to vote. Thus 34,250,167 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June  30, 2009.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2010 Annual Meeting?

To be included in our Proxy Statement for the 2010 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Corporate Secretary at our principal executive offices no later than December 25, 2009, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting of stockholders.

How can stockholders submit proposals to be raised at the 2010 Annual Meeting that will not be included in our Proxy Statement for the 2010 Annual Meeting?

To be raised at the 2010 Annual Meeting, stockholder proposals must comply with our Amended and Restated Bylaws (our “Bylaws”). Under our Amended and Restated Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. Since the proxy statement for our 2009 Annual Meeting was first mailed to stockholders on April 24, 2009, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than February 8, 2010 and no later than March 10, 2010, in order to be raised at our 2010 Annual Meeting.

What if the date of the 2010 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2010 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2010 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2010 Annual Meeting must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.riverbed.com.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2010 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. We currently have authorized seven directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Two directors will be elected at the annual meeting to serve until our 2012 annual meeting of stockholders of Riverbed and until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of March 16, 2009, their positions and offices held with Riverbed and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Riverbed. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals.

Information Regarding the Nominees

Name	Age	Positions and Offices Held With the Company
Jerry M. Kennelly	58	Chairman of the Board of Directors, President and Chief Executive Officer
Stanley J. Meresman	62	Director

Jerry M. Kennelly, age 58, co-founded our company in May 2002 and serves as chairman of the Board of Directors and as our President and Chief Executive Officer. Immediately prior to founding our company, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation as finance director for US Operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a Bachelor’s degree from Williams College and a Masters degree from the New York University Graduate School of Business Administration.

Stanley J. Meresman, age 62, has been a member of the Board of Directors since March 2005. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Riverbed, including his age as of March 16, 2009, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2010

Mark A. Floyd, age 53, has been a member of the Board of Directors since August 2007. Until February 2007, he served as President and Chief Executive Officer of Entrisphere, Inc., a telecommunications equipment company, a position he had held since August 2001. Prior to that, Mr. Floyd served as President and Chief Executive Officer of Siemens ICN, Inc., a telecommunications equipment company, from April 2000 until January 2001, and President and Chief Executive Officer of Efficient Networks, Inc., another telecommunications equipment company, from July 1993 to April 2000. Mr. Floyd holds a B.B.A. degree in Finance from the University of Texas. He is also a director of Tekelec, Inc., a network applications company.

Christopher J. Schaepe, age 45, has been a member of the Board of Directors since December 2002. Mr. Schaepe is a founding managing director of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm, which he joined in 1991. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from MIT and an M.B.A. from the Stanford Graduate School of Business. Mr. Schaepe is also a director of eHealth, Inc., an online health insurance provider.

James R. Swartz, age 66, has been a member of the Board of Directors since November 2002. Mr. Swartz is a founding partner of Accel Partners, a venture capital firm. He holds a B.S. degree from Harvard University with a concentration in Engineering Sciences and Applied Physics and an M.S. in Industrial Administration from Carnegie Mellon University.

Continuing Directors — Term Ending in 2011

Michael R. Kourey, age 49, has been a member of the Board of Directors since March 2006 and has served as our lead independent director since April 2006. Mr. Kourey has served as Senior Vice President, Finance and Administration and a director of Polycom, Inc., a unified collaborative communications solutions company, since January 1999 and as Chief Financial Officer since January 1995. He served as Treasurer of Polycom from May 2003 to May 2004, as Vice President, Finance and Administration from January 1995 to January 1999 and as Vice President, Finance and Operations from July 1991 to January 1995. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University. Mr. Kourey serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey is also a director of Aruba Networks, Inc., an enterprise mobility solution provider.

Steven McCanne, Ph.D., age 40, co-founded our company in May 2002 and has served as our Chief Technology Officer since September 2002. He has also been a member of the Board of Directors since May 2002. From May 2002 to September 2002, Dr. McCanne served as our President and Chief Executive Officer. Prior to founding our company, Dr. McCanne served as Chief Technology Officer, Media Division and later as Chief Technology Officer for Inktomi Corporation from October 2000 to March 2002. Dr. McCanne joined Inktomi following its acquisition of FastForward Networks, which he co-founded in May 1998. Dr. McCanne has also served on the faculty in Electrical Engineering and Computer Science at the University of California, Berkeley. Dr. McCanne holds a Bachelor’s degree in Electrical Engineering and Computer Science and a Ph.D. in Computer Science from the University of California, Berkeley.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of seven members. Messrs. Floyd, Kourey, Meresman, Schaepe and Swartz qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

Information Regarding the Board of Directors and its Committees

Our independent directors meet in executive sessions at which only independent directors are present after regularly scheduled Board of Directors meetings. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2008:

Name	Audit		Compensation		Nominating/Corporate Governance
Mark A. Floyd	X		X
Christopher J. Schaepe			X		X
James R. Swartz			X	(1)
Michael R. Kourey	X				X	(1)
Steven McCanne, Ph.D.
Jerry M. Kennelly
Stanley J. Meresman	X	(1)			X
Total meetings in fiscal year 2008	9		26		4

(1)	Committee Chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Riverbed. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.riverbed.com in the Investor Relations section.

Audit Committee

The Audit Committee of the Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, the Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls and internal audit functions. It also discusses the scope and results of the audit and interim reviews with our independent auditors, reviews with our management our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation.

The current members of the Audit Committee are Messrs. Floyd, Kourey and Meresman, each of whom is independent for Audit Committee purposes under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of Nasdaq. Mr. Meresman chairs the Audit Committee.

The Board of Directors has determined that Messrs. Floyd, Kourey and Meresman are each an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Floyd, Kourey and Meresman any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Floyd, Schaepe and Swartz. Mr. Swartz chairs the Compensation Committee.

The Compensation Committee reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approves the individual bonus programs in effect for the Chief Executive Officer, other executive officers and key employees for each fiscal year, recommends to the Board of Directors the compensation of our directors, recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans, approves amendments to such plans, grants stock options and other stock-related awards, and administers our stock option plans, stock purchase plan and similar programs. The Compensation Committee may, to the extent permitted under applicable law and the rules of Nasdaq and the SEC, delegate its authority to subcommittees when appropriate. A more detailed description of the Compensation Committee’s functions can be found in the Compensation Committee charter.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

For certain 2008 compensation matters the Compensation Committee retained The Omura Consulting Group as its independent compensation consultant. The consultant provided the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and developed recommendations for structuring our compensation programs.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Floyd, Schaepe and Swartz. None of these individuals was at any time during fiscal year 2008, or at any other time, an officer or employee. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters. A more detailed description of the Nominating/Corporate Governance Committee’s functions can be found in our Nominating/Corporate Governance Committee charter.

The current members of our Nominating/Corporate Governance Committee are Messrs. Kourey, Meresman and Schaepe, each of whom are independent under the listing standards of Nasdaq. Mr. Kourey chairs the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other factors as various and relevant career experience, relevant skills, such as an understanding of WAN Optimization, financial expertise, diversity and local and community ties. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating/Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating/Corporate Governance Committee then compiles a list of potential candidates, using relevant sources, which may include other current members of the Board of Directors, professional search firms, and stockholders. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the

Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	Certain information regarding the stockholder making such nomination and any Stockholder Associated Person (as defined in our Bylaws) and a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting securities reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, to serve on the Board of Directors;

•	Such other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Board of Directors Meeting Attendance

The Board of Directors met eleven times during the fiscal year ended December 31, 2008. During 2008, each director then in office attended 75% or more of the meetings held of the Board of Directors and committees on which he served.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct and a code of ethics. The code of business conduct applies to all of our employees, officers and directors. The code of ethics is in addition to our code of business conduct and applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer. The full texts of our codes of business conduct and ethics are posted on our website at www.riverbed.com in the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings, to the extent required by Nasdaq.

Compensation of Directors

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2008.

We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. In addition, during 2008, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer fee of $30,000 for each non-employee director re-elected at, or continuing in service after, the 2008 Annual Meeting of Stockholders;

•	Additional annual retainer fee of $5,000 for Mr. Kourey for serving as Lead Independent Director;

•	Additional annual retainer fee of $5,000 each for Messrs. Kourey, Meresman and Swartz for serving as chair of the Nominating/Corporate Governance Committee, Audit Committee and Compensation Committee, respectively;

•	Additional annual retainer fee of $10,000 for Mr. Floyd for serving as a member of the Audit Committee and Compensation Committee;

•	Additional annual retainer fee of $10,000 for Mr. Kourey for serving as a member of the Audit Committee and Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $10,000 for Mr. Meresman for serving as a member of the Audit Committee and Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $10,000 for Mr. Schaepe for serving as a member of the Compensation Committee and Nominating/Corporate Governance Committee; and

•	Additional annual retainer fee of $5,000 for Mr. Swartz for serving as a member of the Compensation Committee.

Our 2006 Director Option Plan provides for automatic grants of options to non-employee directors. A non-employee director is entitled to an initial stock option award to purchase 60,000 shares of our common stock upon such director’s election to the Board of Directors, plus an additional option to purchase 10,000 shares of our common stock if serving on the Audit Committee and an additional option to purchase 10,000 shares of our common stock if serving as chairman of the Audit Committee. Each initial option will become exercisable for the shares in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. No member of our Board of Directors received initial stock option awards under the 2006 Director Option Plan in 2008.

Each year thereafter, each non-employee director will receive an annual stock option award to purchase 20,000 shares of our common stock on the date of our annual stockholders meeting, plus an additional option to purchase 8,000 shares of our common stock if serving on the Audit Committee and an additional option to purchase 4,000 shares of our common stock if serving as chairman of the Audit Committee, each of which will vest in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. Annual grants are not made in the same year as the initial grants. Each member of our Board of Directors received an annual stock option award in 2008. All such options were and will be granted at the fair market value on the date of the award.

Directors Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to our non-employee directors in fiscal year 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Mark Floyd	40,000	397,643	(2)	437,643
Michael R. Kourey	50,000	251,256	(3)	301,256
Stanley J. Meresman	45,000	242,130	(4)	287,130
Christopher J. Schaepe	40,000	121,372	(5)	161,372
James R. Swartz	40,000	121,372	(6)	161,372

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R). See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 23, 2009 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(2)	On May 29, 2008, Mr. Floyd was granted an option to purchase 28,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $211,364. On August 14, 2007, Mr. Floyd was also granted an option to purchase 70,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $1,462,573. As of December 31, 2008, Mr. Floyd held outstanding options to purchase an aggregate of 98,000 shares of our common stock.

(3)	On May 29, 2008, Mr. Kourey was granted an option to purchase 28,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $211,364. On November 6, 2007, Mr. Kourey was also granted an option to purchase 28,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $553,552. On March 28, 2006, Mr. Kourey was also granted an option to purchase 60,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $275,490. On April 12, 2006, Mr. Kourey was also granted an option to purchase 10,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $49,185. As of December 31, 2008, Mr. Kourey held outstanding options to purchase an aggregate of 105,000 shares of our common stock.

(4)	On May 29, 2008, Mr. Meresman was granted an option to purchase 32,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $241,558. On November 6, 2007, Mr. Meresman was also granted an option to purchase 32,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $632,630. On September 1, 2006, Mr. Meresman was also granted an option to purchase 32,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $191,347. As of December 31, 2008, Mr. Meresman held outstanding options to purchase an aggregate of 96,000 shares of our common stock.

(5)	On May 29, 2008, Mr. Schaepe was granted an option to purchase 20,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $150,974. On November 6, 2007, Mr. Schaepe was also granted an option to purchase 20,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $395,394. As of December 31, 2008, Mr. Schaepe held outstanding options to purchase an aggregate of 40,000 shares of our common stock.

(6)	On May 29, 2008, Mr. Swartz was granted an option to purchase 20,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $150,974. On November 6, 2007, Mr. Swartz was also granted an option to purchase 20,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS 123(R), was $395,394. As of December 31, 2008, Mr. Swartz held outstanding options to purchase an aggregate of 40,000 shares of our common stock.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. All of our directors attended the Company’s 2008 Annual Meeting of Stockholders telephonically or in person.

Contacting the Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o General Counsel

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Communications are distributed to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any non-management director upon request.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2008 and 2007.

(in thousands)	2008	2007
Audit fees (1)	$1,946	$2,093
Audit-related fees (2)	38	65
Tax fees	96	31
All other fees	—	—

Total fees	$2,080	$2,189

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. These amounts include services rendered related to our Stock Option Exchange and follow-on public offering in 2008 and 2007, respectively.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Pre-Approval Policies and Procedures

All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends A Vote “FOR” The Ratification Of The Appointment Of

Ernst & Young LLP As Riverbed’s Independent Registered Public Accounting Firm For Its

Fiscal Year Ending December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that each member of the Audit Committee is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (“10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Mark A. Floyd
Michael R. Kourey
Stanley J. Meresman, Chairman

EXECUTIVE OFFICERS

The names of the executive officers of Riverbed who are not also directors of Riverbed and certain information about each of them as of March 16, 2009 are set forth below:

Randy S. Gottfried, age 43, has served as our Chief Financial Officer since joining us in February 2004 and as our Senior Vice President of Business Services since May 2006. From November 2003 to February 2004, Mr. Gottfried served as Chief Financial Officer of Voltage Security, a security software company. From June 1997 to March 2001 and from July 2002 to March 2003, Mr. Gottfried held various senior finance roles, including Senior Vice President and Chief Financial Officer, with Inktomi Corporation. Mr. Gottfried holds a Masters degree in Business Management from Northwestern University’s Kellogg Graduate School of Management and an undergraduate business degree from the University of Michigan in Ann Arbor. He became a Certified Public Accountant in 1989.

Eric Wolford, age 42, has served as our Senior Vice President of Marketing and Business Development since March 2005. He served as our Vice President of Marketing and Business Development from May 2003 to March 2005. From June 2001 to May 2003, Mr. Wolford was the Senior Vice President of Marketing and Business Development for netVmg, a network management company. From August 1999 to June 2001, he served as Vice President of Product Marketing and Management at Inktomi Corporation and FastForward Networks (which was acquired by Inktomi in October 2000), providers of content delivery management software. From 1988 to 1999, Mr. Wolford served in various sales, marketing and product management roles at AT&T. Mr. Wolford holds a Bachelor’s degree in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

David M. Peranich, age 47, has served as our Senior Vice President of Worldwide Sales since July 2006. From June 2004 to November 2005, Mr. Peranich was the Chief Executive Officer and President of Centrata, a provider of IT service delivery management solutions. From May 2001 to June 2004, Mr. Peranich held a number of management positions at Siebel Systems, most recently as Vice President and General Manager of Worldwide Alliances. From November 2000 to February 2001, he served as Vice President of Worldwide Sales at AdFlight Corporation. From January 1997 to October 2000, Mr. Peranich held a number of sales management positions at Remedy Corporation, most recently as Vice President of Americas Sales. Mr. Peranich holds a Bachelor’s degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Systems Management from the University of Southern California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 16, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 16, 2009 and restricted stock units that will become vested within 60 days of March 16, 2009 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 68,749,463 shares of common stock outstanding on March 16, 2009.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders:
Ameriprise Financial, Inc. (1) c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	8,364,086	12.2%
Franklin Resources, Inc. (2) One Franklin Parkway San Mateo, CA 94403-1906	3,776,885	5.5%
Entities affiliated with Lightspeed Venture Partners (3) 2200 Sand Hill Road Menlo Park, CA 94025	3,953,758	5.8%
RCM Capital Management LLC (4) Four Embarcadero Center San Francisco, CA 94111	3,544,640	5.2%

Directors and Named Executive Officers:
Jerry M. Kennelly (5)	4,796,669	6.9%
Steven McCanne (6)	4,449,151	6.4%
Mark A. Floyd (7)	37,041	*
Michael R. Kourey (8)	47,380	*
Stanley J. Meresman (9)	112,877	*
James R. Swartz (10)	1,666,221	2.4%
Christopher J. Schaepe (11)	3,583,092	5.2%
Randy S. Gottfried (12)	312,692	*
David M. Peranich (13)	155,690	*
Eric Wolford (14)	287,499	*
All current directors and executive officers as a group (10 persons) (15)	15,448,312	22.0%

*	Less than 1% of the outstanding shares of common stock.

(1)	This information is based on a Schedule 13G filed with the SEC on March 10, 2009 by Ameriprise Financial, Inc. (“AFI”) indicating beneficial ownership as of February 28, 2009. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in AFI’s Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(2)	This information is based on a Schedule 13G filed with the SEC on February 9, 2009 by Franklin Resources, Inc. (“FRI”) indicating beneficial ownership as of December 31, 2008. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in FRI’s Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(3)	Represents 3,079,642 shares held by Lightspeed Venture Partners VI, L.P., 23,080 shares held by Lightspeed Venture Partners VI-A, L.P., 275,969 shares held by Lightspeed Venture Partners VI Cayman, L.P., 111,226 shares held by Lightspeed Venture Partners Entrepreneur VI, L.P., 14,121 shares held by Lightspeed Venture Partners Entrepreneur VI-A, L.P. and an aggregate of 449,720 shares (including 12,083 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009) held by members of the general partner. The general partner of the Lightspeed entities is Venture Investors General Partner L.L.C. and the members of the general partner are Christopher J. Schaepe, Gill Cogan, Barry Eggers, Ravi Mhatre, Peter Nieh and Carl Showalter. Each of the members exercise shared voting and investment power over the shares held by the Lightspeed entities. Each member disclaims beneficial ownership of the shares held by the Lightspeed entities except to the extent of his pecuniary interest therein.

(4)	This information is based on a Schedule 13G filed with the SEC on April 3, 2009 by RCM Capital Management LLC (“RCM”) indicating beneficial ownership as of December 31, 2008. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in RCM’s Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(5)	Represents 4,213,336 shares of common stock held by Kennelly Partners, L.P., 558,333 shares of common stock issuable upon exercise of options exercisable, and 25,000 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009. Excludes 575,000 shares subject to options that are not exercisable, and 145,000 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2009.

(6)	Represents 4,067,000 shares held by Steven McCanne and Tamara R. White, Trustees of the McCanne Family Trust dated July 8, 2002 and successor Trustees thereunder, 4,409 shares held by Steven McCanne, Trustee of the Steven McCanne Revocable Trust u/a/d 11/29/00, 4,409 shares held by Steven McCanne, Trustee of the McCanne K Trust u/a/d 7/21/00, 353,333 shares of common stock issuable upon exercise of options exercisable, and 20,000 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009. Excludes 590,000 shares subject to options that are not exercisable, and 110,000 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2009.

(7)	Represents 37,041 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009. Excludes 60,959 shares subject to options that are not exercisable within 60 days of March 16, 2009.

(8)	Represents 2,506 shares of common stock held by Michael R. Kourey and Michele M. Kourey as Co-Trustees of The Kourey Living Trust dated 1/3/97 and 44,874 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009. Excludes 55,126 shares subject to options that are not exercisable within 60 days of March 16, 2009.

(9)	Represents 72,211 shares of common stock held by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust U/D/T dated 9/13/89, as amended, and

40,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009. Excludes 55,334 shares subject to options that are not exercisable within 60 days of March 16, 2009.

(10)	Represents 33,526 shares held by Mr. Swartz, 1,021,630 shares held by Burn3 LLC and 598,982 shares held by Homestake Partners L.P. Mr. Swartz is the manager of Burn3 LLC and the general partner of Homestake Partners L.P. Mr. Swartz disclaims beneficial ownership of the shares held by Burn3 LLC and Homestake Partners L.P. except to the extent of his pecuniary interest therein. Includes 12,083 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009. Excludes 27,917 shares subject to options that are not exercisable within 60 days of March 16, 2009.

(11)	Includes 66,971 shares held by Mr. Schaepe and 3,504,038 shares held by entities affiliated with Lightspeed Venture Partners. The general partner of the Lightspeed entities is Venture Investors General Partner L.L.C. of which Mr. Schaepe is a member. Mr. Schaepe exercises shared voting and investment power over the shares held by the Lightspeed entities and disclaims beneficial ownership of the shares held by the Lightspeed entities except to the extent of his pecuniary interest therein. Also includes 12,083 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2009. Excludes 27,917 shares subject to options that are not exercisable within 60 days of March 16, 2009.

(12)	Represents 157,692 shares of common stock held by Randy S. Gottfried, Trustee of the Randy S. Gottfried Trust dated January 7, 2005, 145,000 shares of common stock issuable upon exercise of options exercisable, and 10,000 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009. Excludes 215,000 shares subject to options that are not exercisable, and 55,000 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2009.

(13)	Represents 5,692 shares of common stock held by Mr. Peranich, 139,998 shares of common stock issuable upon exercise of options exercisable, and 10,000 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009. Excludes 249,169 shares subject to options that are not exercisable, and 55,000 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2009.

(14)	Represents 274,999 shares of common stock issuable upon exercise of options exercisable, and 12,500 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009. Excludes 365,001 shares subject to options that are not exercisable, and 62,500 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2009.

(15)	Includes 1,618,410 shares of common stock issuable upon exercise of options exercisable, and 77,500 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2008 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2008, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is comprised of three non-employee members of the Board of Directors. Each member was determined to be and remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee’s basic responsibility is to review the performance of Riverbed’s management in achieving corporate goals and objectives and to ensure that Riverbed management is compensated effectively in a manner consistent with Riverbed’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of Riverbed’s compensation, equity and employee benefit plans and programs applicable to executive officers.

Compensation Philosophy and Objectives

Riverbed operates in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation program rewards are focused on revenue growth, consistency of revenue growth and the value of our stock. At this stage in our development, we believe that growth-oriented targets are more appropriate than targets focused on profitability or other criteria.

Our goal is to provide overall compensation (assuming that targeted levels of performance are achieved) that is above the median compensation at a peer group of technology companies selected for similarities in business model and other criteria, including whether we may compete with that company for employees generally. The elements of compensation included in the competitive analysis generally are base salaries, short-term cash incentives, and long-term equity incentives in the form of stock options or Restricted Stock Units (“RSUs”), including, beginning in 2009, RSUs tied to the achievement of specific performance metrics.

Each year, our management provides the Compensation Committee with historical and prospective breakdowns of the total compensation components for each executive officer. Our decisions on compensation for our executive officers are based primarily upon our assessment of each individual’s performance and potential to enhance long-term stockholder value. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading our initiatives to achieve corporate goals.

In 2008, the Compensation Committee used a previously established peer group of companies to evaluate target compensation based on median competitive data. Our peer group was selected by a compensation consultant based on the criteria described above, which the Compensation Committee relied upon in making its determination. The Compensation Committee intends to review the peer group periodically to take into account any changes in our company, our industry and other factors.

When we make executive compensation decisions, we review individual performance and corporate performance. The Compensation Committee measures our performance against the specific goals established at the beginning of the fiscal year and determines the overall budget and targeted compensation for our executive officers. Our Chief Executive Officer, as the manager of the members of the executive team, assesses the executives’ individual contributions to their respective departmental goals as well as achievement of their individual goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and stock option or RSU replenishment grant for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar independent evaluation of the Chief Executive Officer’s contributions to corporate goals and achievement of individual goals.

Role of Executive Officers and Compensation Consultant

Our Chief Executive Officer, Chief Financial Officer and Vice President of Global Employee Services support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority, the Compensation Committee consults from time to time with The Omura Consulting Group or Aon Consulting, each an independent compensation consultant, which advise the Compensation Committee on matters related to the compensation of executive officers. In 2008, the Compensation Committee consulted with The Omura Consulting Group in connection with reviewing our compensation programs to ensure that these programs are optimally structured to retain our highly experienced executive management team, to keep management focused on attaining growth objectives even during an expected period of global economic volatility, and to motivate management to maximize stockholder value. The Omura Consulting Group assisted Michael Guerchon, our Vice President of Global Employee Services, in preparing the information that was presented to the Compensation Committee. The fees for The Omura Consulting Group were approved and paid by the Company.

As discussed in further detail below under “Long-Term Incentive Plan,” the Compensation Committee consulted with Aon Consulting in 2009 in connection with its adoption of the Riverbed Technology, Inc. Long-Term Incentive Plan.

Principal Elements of Executive Compensation

Our executive compensation program in 2008 consisted of the three components — base salary, incentive compensation, and long-term equity incentive compensation — discussed in detail below. The Compensation Committee’s determination with regard to one component may not directly affect its determinations with regard to the other components since each component is designed to achieve different goals. However, the Compensation Committee considers each executive officer’s total compensation mix as a whole.

Base Salaries.    The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by the peer group of companies for similar positions. We believe that their total compensation (including incentive compensation) is appropriate. Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we may choose to set our cash compensation levels at the higher end of the market in the future, as we believe that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our current executive officers and recruit new executive officers. We believe the market for highly qualified employees in our industry remains competitive notwithstanding the recently volatile and challenging economic environment.

The performance of each of our employees, including our executive officers, is reviewed once per year. In the past, these reviews have occurred in (or around) May and November of each year, other than with respect to certain sales personnel that are reviewed on a calendar-year basis. Consistent with this, on May 1, 2008, the Compensation Committee reviewed the base salaries of our named executive officers, except David M. Peranich. Mr. Peranich’s salary was not reviewed at that time because his compensation is reviewed on a calendar-year basis due to a large portion of his compensation being based on our achieving our annual sales goals during the year. After considering the recommendations of The Omura Consulting Group and our Chief Executive Officer (with regard to the salaries of named executive officers other than himself), the Compensation Committee approved the following base salaries, effective as of May 1, 2008:

Name	Base Salary as of January 1, 2008	Current Base Salary
Jerry M. Kennelly	$350,000	$425,000
Randy S. Gottfried	250,000	275,000
Steven McCanne, Ph.D.	250,000	275,000
Eric Wolford	265,000	320,000

On December 17, 2007, the Compensation Committee reviewed the base salary of Mr. Peranich. After considering the recommendations of The Omura Consulting Group and our Chief Executive Officer, the Compensation Committee approved a base salary increase for Mr. Peranich from $225,000 to $275,000, effective as of January 1, 2008. On February 17, 2009, after considering the recommendations of Aon Consulting and our Chief Executive Officer, the Compensation Committee approved a base salary increase for Mr. Peranich from $275,000 to $300,000 for 2009.

Incentive Compensation.    Cash incentives for our executive officers are designed to reward performance that furthers our key corporate goals. The Compensation Committee used board-approved performance goals as targets for determining the payment of incentive compensation for 2008. The quarterly incentive awards for executive officers are determined on the basis of our achievement of these goals. In light of an increasingly turbulent and recessionary economic environment, these goals were revised in May, July and December 2008 for the second, third and fourth quarters of 2008 based on company performance and outlook at that time. The performance metrics against which our executive officers are measured, achievement of quarterly revenue targets and consistency of achievement of quarterly revenue targets, are clearly communicated, measurable and consistently applied, and focus on corporate objectives. Our executive officers received no incentive compensation for first quarter 2008 performance in light of our failing to achieve first quarter revenue targets. Our executive officers participate in our management bonus program that is designed to motivate management to achieve specific goals related to revenue relative to our plan and consistency in achieving our revenue goals from quarter to quarter. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated with stockholder value. We believe that our revenue and consistency goals have been set to be aggressive and not easy to achieve. As an example, these goals were revised upward in March 2007 for the second, third and fourth quarters of 2007 based on company performance and outlook at that time.

A target cash incentive amount is set for each executive officer’s award after considering targets for comparable positions at the peer group of companies. These awards are paid quarterly, based on our performance against the predetermined goals. These target amounts are determined so as to contribute to overall compensation that is above the median level of compensation at the peer group of companies.

2008 Management Bonus Plan.    Our management bonus plan operated as follows for our named executive officers during 2008.

At achievement of 100% of a particular quarterly revenue target, our executive officers receive 100% of their quarterly target bonus, or have a bonus multiplier of 1. For each percent of quarterly revenue achievement that exceeds the target, the bonus multiplier increases by 3%. These awards are not capped. For each percent of quarterly revenue achievement that is below the target, the bonus multiplier decreases by 5%. These awards have a floor set at 85% of achievement of our quarterly revenue target, at which point our executive officers receive 25% of their quarterly target bonus. At less than 85% of achievement of our quarterly revenue target, our named executive officers would not receive a quarterly bonus.

The Management Bonus Plan also has a second performance metric, consistency of achievement of quarterly revenue targets, which affected our quarterly bonus payouts throughout 2008.

This component of the bonus plan works as follows: If the current quarter performance is at or above 100% of the quarterly revenue target and the preceding quarter(s) were also at or above 100% of the quarterly revenue target(s), then a consistency award factor will be administered as follows:

Sequential Quarters at or above Target Quarterly Revenue	Consistency Award Factor added to Bonus Multiplier
1 Sequential Quarter (2nd Quarter at or above target)	10%

2 Sequential Quarters (3rd Quarter at or above target)	15%

3 Sequential Quarters (4th Quarter at or above target)	20%

4 or more Sequential Quarters (5th Quarter or more at or above target)	25%

The consistency award factor is added to the quarterly bonus multiplier so that, for example, if the Company achieved 102% of the quarterly revenue target and this was the third consecutive quarter at or above target, then the bonus multiplier would be 121% (100% for achievement of the quarterly revenue target; plus 6% for the 2% overachievement; plus an additional 15% for it being the third consecutive quarter at or above target). If a quarter does not meet the quarterly revenue target, the consistency award factor is reset to 0.

Quarterly Bonus targets for NEOs.    As of January 1, 2008, our named executive officers had the following quarterly target bonus amounts:

Name	Quarterly Target Bonus
Jerry M. Kennelly	$87,500
Randy S. Gottfried	31,250
Steven McCanne, Ph.D.	31,250
Eric Wolford	33,750
David M. Peranich	62,500

As part of its review of the compensation for our named executive officers, other than David M. Peranich, in May 2008 the Compensation Committee approved the following quarterly target bonus amounts, effective as of April 1, 2008:

Name	Quarterly Target Bonus
Jerry M. Kennelly	$106,250
Randy S. Gottfried	33,750
Steven McCanne, Ph.D.	33,750
Eric Wolford	40,000

Mr. Peranich’s target bonus amount was not reviewed in May 2008 because his compensation is reviewed on a calendar year basis. On February 17, 2009, after considering the recommendations of Aon Consulting and our Chief Executive Officer, the Compensation Committee approved a quarterly target bonus amount for Mr. Peranich of $68,750 for 2009.

To date, the Compensation Committee has not exercised discretion to increase or decrease the bonus amounts that resulted from the application of our management bonus plan. However, the Compensation Committee has the authority to do so in the future if it determines that an adjustment would serve the company’s interests or those of our stockholders and the goals of the management bonus program.

Long-Term Equity Incentive Compensation.     Generally, a significant stock option grant is made in the year when an executive officer commences employment, typically at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as information provided to us by The Omura Consulting Group, using a nationally-recognized survey and other custom salary surveys and studies, including the Radford study. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion and to align executives’ incentives with those of our stockholders. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate. The exercise price of a stock option is always equal to the closing price of our Common Stock on the day of the Compensation Committee’s action, which is the date of grant.

Subsequent equity grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Historically, subsequent option grants, which we refer to as focal awards, have been made during our semi-annual review cycles, in (or around) May and November of each year. Each May and November, the Compensation Committee has considered replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. Each executive officer’s performance during the prior year is measured during the performance review process, but corporate performance is also considered when follow-on options have been granted. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in the company’s employ. The option will provide a return to the executive officer only if he or she remains in our employ, and then, with respect to any option grant, only if the market price of our common stock increases over the option term.

In May 2008, in addition to stock option grants the Compensation Committee granted RSUs to executive officers and employees in connection with our annual focal awards. The Compensation Committee granted RSUs because RSUs retain a significant portion of their retention value even in difficult economic environments, RSUs cause less dilution to our stockholders than making stock option grants that are generally for larger numbers of shares, and RSUs are becoming more prevalent in the marketplace as a meaningful component of executive compensation.

Also in May 2008, in light of a continued and severe decline in our stock price, we conducted a Stock Option Exchange Program pursuant to which eligible employees could exchange certain out-of-the-money stock options for a reduced amount of new stock options with an exercise price equal to the fair market value on the grant date of the new options. Our executive officers were not eligible to participate in the Stock Option Exchange Program.

As part of its review of our named executive officers’ compensation in May 2008, the Compensation Committee made the following RSU and stock option grants:

Name	Number of RSUs	Number of Options
Jerry M. Kennelly	100,000	433,333
Randy S. Gottfried	40,000	190,000
Steven McCanne, Ph.D.	80,000	453,333
Eric Wolford	50,000	300,000
David M. Peranich	40,000	126,667

Long-Term Incentive Plan.    As part of the Compensation Committee’s focus on retaining our highly experienced executive management team, keeping management focused on attaining growth objectives, and motivating management to maximize stockholder value, in 2009 the Compensation Committee, after extensive consultation with Aon Consulting, adopted the Riverbed Technology, Inc. Long-Term Incentive Plan (“LTIP”), which provides participants with the potential to earn long-term incentive compensation based on the Company’s performance. Each of our executive officers is a participant under the LTIP. The Compensation Committee will establish the performance metrics and performance period under the LTIP at the beginning of each Company fiscal year, giving participants the opportunity to earn fully vested stock units based on the Company’s performance that year. The performance metrics and performance periods established by the Compensation Committee may vary from year to year. For the initial LTIP award, the Compensation Committee designated the Company’s 2009 annual revenue growth as the performance metric. This metric was selected because the Compensation Committee believes that, at this stage of our development and especially in light of the current recessionary economic environment, revenue growth is the best measure of superior operational performance.

Under the LTIP, in February 2009 each executive officer received a performance-based RSU grant (“Performance-Based Target Award”) and a time-based RSU grant (“Time-Based Award”). 75% of the total RSUs granted were performance-based, with the remaining 25% time-based. The performance-based grants will be earned in an amount ranging from 0% to 200% of the target amount based on the Company’s 2009 annual revenue growth as determined by measurement to the Company’s 2008 revenue. Subject to continuing service requirements, any shares earned under the Performance-Based Target Awards will vest in full on December 31, 2011. The Time-Based Award shares will vest in three equal annual increments with completion of vesting on December 31, 2011. The LTIP shares are additionally subject to accelerated vesting as set forth in the LTIP.

Salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in 2008 in proportion to the total compensation reported for each of our named executive officers was:

•	Jerry M. Kennelly: 23.7%

•	Randy S. Gottfried: 30.9%

•	Steven McCanne, Ph.D.: 13.7%

•	Eric Wolford: 23.4%

•	David M. Peranich: 32.5%

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our Common Stock. The Compensation Committee is satisfied that stock and other equity holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other full-time U.S. employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Post-Termination Protection

We have not entered into employment agreements with our executive officers. We issued offer letters to Messrs. Gottfried, Peranich and Wolford when they were recruited for their current positions. Each offer letter provides for accelerated vesting of equity in the event that we are subject to a change in control and the executive officer’s employment terminates for specified reasons. These terms were negotiated at arms length at the time we recruited and hired each executive officer and we consider the change of control protection that was granted to these executive officers to be on market terms. In addition, all equity grants made to our executive officers and employees under the 2006 Equity Incentive Plan provide for 100% acceleration in the event that we are subject to a change in control and the executive officer’s or employee’s employment terminates for specified reasons. This protection is built into the 2006 Equity Incentive Plan and applies to all equity grants made thereunder. The LTIP also provides for 100% acceleration of grants made thereunder in the event that we are subject to a change in control and the LTIP participant’s employment terminates for specified reasons.

In May 2008 we entered into change in control severance agreements with Messrs. Gottfried and Kennelly. The Compensation Committee recognizes that the possibility of an acquisition by another company or other change in control can be a distraction and can cause the consideration of alternative employment opportunities. The Compensation Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Messrs. Gottfried and Kennelly, notwithstanding the possibility, threat or occurrence of a change in control. The agreements provide that in the event that we are subject to a change in control and the employment of Mr. Gottfried or Mr. Kennelly terminates for specified reasons on or within 12 months after the change in control, then (i) in the case of Mr. Gottfried, he would receive severance equal to 100% of his deemed effective annual base salary and 100% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits; and (ii) in the case of Mr. Kennelly, he would receive severance equal to 200% of his deemed effective annual base salary and 200% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer, and certain other highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To qualify for the exemption, our stockholders were asked to approve a limit under our 2006 Equity Incentive Plan on the maximum number of shares for which a participant may be granted stock options in any calendar year. Because this limit was adopted, any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock awards are generally not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are generally not deductible. However, such awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

We account for equity compensation paid to our employees under the rules of SFAS 123(R), which requires us to estimate the fair value of a stock award on the grant date and record the expense associated with each award over the service period.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark A. Floyd

Christopher J. Schaepe

James R. Swartz

2008 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2008 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Jerry M. Kennelly	2008	400,000	237,879	2,169,634	348,823	(3)	210	3,156,546
President, Chief Executive Officer and Chairman of the Board	2007 2006	333,333 286,666	0 0	1,292,061 318,441	470,845 194,917	(3) (3)	210 270	2,096,449 800,294

Randy S. Gottfried	2008	266,667	95,152	753,529	112,082	(4)	181	1,227,611
Chief Financial Officer and Senior Vice President of Business Services	2007 2006	238,333 205,000	0 0	384,934 39,804	172,582 81,823	(4) (4)	186 201	796,035 326,828

Steven McCanne, Ph.D.	2008	266,667	190,303	2,191,038	112,082	(5)	193	2,760,283
Chief Technology Officer and Director	2007	243,333	0	1,292,061	174,517	(5)	193	1,710,104
	2006	226,666	0	318,441	92,358	(5)	238	637,703

Eric Wolford	2008	301,667	118,940	1,296,530	131,621	(6)	202	1,848,960
Senior Vice President of Marketing and Business Development	2007 2006	256,667 231,666	0 0	727,276 159,216	187,472 95,183	(6) (6)	202 232	1,171,617 486,297

David M. Peranich	2008	275,000	95,152	911,452	209,273	(7)	189	1,491,066
Senior Vice President of Worldwide Sales	2007	225,000	0	673,318	320,568	(7)	189	1,219,075
	2006	107,812	0	215,853	172,624	(7)	116	496,405

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2006. See Note 1 of the notes to our consolidated financial statements contained in our 2008 Annual Report on Form 10-K filed on February 23, 2009, our 2007 Annual Report on Form 10-K filed on February 15, 2008 and our 2006 Annual Report on Form 10-K filed on February 9, 2007 for a discussion of all assumptions made by us in determining the SFAS 123(R) values of equity awards for 2008, 2007 and 2006, respectively.

(2)	The amounts in this column represent the dollar amount paid for life insurance premiums on behalf of the Named Executive Officers. In addition, the company pays a portion of health insurance and disability premiums for all employees, including the Named Executive Officers. Such amounts are not included in this column.

(3)	For 2008, this number represents $235,497 that was earned and paid in fiscal year 2008, and $113,326 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $326,393 that was earned and paid in fiscal year 2007, and $144,452 that was earned in fiscal year 2007 and paid in fiscal year 2008. For 2006, this number represents $131,167 that was earned and paid in fiscal year 2006, and $63,750 that was earned in fiscal year 2006 and paid in fiscal year 2007.

(4)	For 2008, this number represents $76,084 that was earned and paid in fiscal year 2008, and $35,998 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $120,992 that was earned and paid in fiscal year 2007, and $51,590 that was earned in fiscal year 2007, and paid in fiscal year 2008. For 2006, this number represents $54,198 that was earned and paid in fiscal year 2006, and $27,625 that was earned in fiscal year 2006, and paid in fiscal year 2007.

(5)	For 2008, this number represents $76,084 that was earned and paid in fiscal year 2008, and $35,998 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $122,927 that was earned and paid in fiscal year 2007, and $51,590 that was earned in fiscal year 2007, and paid in fiscal year 2008. For 2006, this number represents $62,608 that was earned and paid in fiscal year 2006, and $29,750 that was earned in fiscal year 2006 and paid in fiscal year 2007.

(6)	For 2008, this number represents $88,957 that was earned and paid in fiscal year 2008, and $42,664 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $131,755 that was earned and paid in fiscal year 2007, and $55,717 that was earned in fiscal year 2007, and paid in fiscal year 2008. For 2006, this number represents $64,158 that was earned and paid in fiscal year 2006, and $31,025 that was earned in fiscal year 2006, and paid in fiscal year 2007.

(7)	For 2008, this number represents $142,610 that was earned and paid in fiscal year 2008, and $66,663 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $238,024 that was earned and paid in fiscal year 2007, and $82,544 that was earned in fiscal year 2007, and paid in fiscal year 2008. For 2006, this number represents $74,938 that was earned and paid in fiscal year 2006, and $97,686 that was earned in fiscal year 2006, and paid in fiscal year 2007.

2008 Grants of Plan-Based Awards

The following table sets forth each equity award granted to our named executive officers during fiscal year 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($) (1)	Target ($) (2)
Jerry M. Kennelly	05/01/08	106,250	425,000	100,000	433,333	14.38	4,214,798
Randy S. Gottfried	05/01/08	33,750	135,000	40,000	190,000	14.38	1,792,720
Steven McCanne, Ph.D.	05/01/08	33,750	135,000	80,000	453,333	14.38	4,055,358
Eric Wolford	05/01/08	40,000	160,000	50,000	300,000	14.38	2,641,400
David M. Peranich	05/01/08	62,500	250,000	40,000	126,667	14.38	1,386,882

(1)	This column sets forth the annual threshold amount payout based on 85% of plan for each executive’s non-equity incentive plan payment for 2008.

(2)	This column sets forth the annual target amount payout based on 100% of plan for each executive’s non-equity incentive plan payment for 2008.

(3)	Represents the combined fair value of stock options and stock awards as of the date they were granted, computed in accordance with SFAS 123(R).

Description of Awards Granted in 2008

Each of Mr. Kennelly, Dr. McCanne and Messrs. Peranich, Wolford and Gottfried were granted:

(i) non-qualified stock options to purchase shares of common stock on May 1, 2008 at an exercise price of $14.38 per share. These options vest and become exercisable ratably over 48 months from May 1, 2008. In addition, the options will become vested with respect to 100% of the shares subject to the option if the Company is subject to a change in control and such officer’s employment is involuntarily terminated within 12 months following the change in control; and

(ii) RSUs on May 1, 2008 that vest with respect to 25% of the total units granted on May 15, 2009 and 12.5% of the total units granted every six months thereafter. In addition, the RSUs will become vested with respect to 100% of the shares subject to the RSU if the Company is subject to a change in control and such officer’s employment is involuntarily terminated within 12 months following the change in control.

Outstanding Equity Awards at Fiscal Year End 2008

The following table sets forth information regarding each unexercised option held by each of our named executive officers as of December 31, 2008.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($) (1)
	Exercisable		Unexercisable
Jerry M. Kennelly	258,333	(2)	141,667	(2)	6.00	04/30/16	100,000	(3)	1,139,000
	63,194	(4)	370,139	(4)	14.38	04/30/15
	118,750	(5)	181,250	(5)	31.91	04/29/14

Randy S. Gottfried	32,291	(2)	17,709	(2)	6.00	04/30/16	40,000	(3)	455,600
	27,708	(4)	162,292	(4)	14.38	04/30/15
	47,500	(5)	72,500	(5)	31.91	04/29/14

Steven McCanne, Ph.D.	83,333	(2)	141,667	(2)	6.00	04/30/16	80,000	(3)	911,200
	66,111	(4)	387,222	(4)	14.38	04/30/15
	118,750	(5)	181,250	(5)	31.91	04/29/14

Eric Wolford	3,125	(6)	0		0.10	05/02/14	50,000	(3)	569,500
	16,873	(7)	33,332	(7)	6.00	04/30/16
	79,168	(8)	37,502	(8)	6.00	04/30/16
	43,750	(4)	256,250	(4)	14.38	04/30/15
	71,250	(5)	108,750	(5)	31.91	04/29/14

David M. Peranich	17,194	(9)	30,768	(9)	6.50	07/18/13	40,000	(3)	455,600
	101,972	(10)	127,566	(10)	6.50	07/18/13
	18,472	(4)	108,195	(4)	14.38	04/30/15
	29,687	(5)	45,313	(5)	31.91	04/29/14

(1)	The market value of restricted stock units is based on $11.39 per share, which was the closing price of our common stock on December 31, 2008.

(2)	These options vest and become exercisable in equal monthly installments through May 1, 2010.

(3)	These awards vest with respect to 25% of the shares on May 15, 2009, and 12.5% each six months thereafter through May 15, 2012.

(4)	These options vest and become exercisable in equal monthly installments through May 1, 2012.

(5)	These options vest and become exercisable in equal monthly installments through May 1, 2011.

(6)	These options became fully vested and exercisable on May 1, 2008.

(7)	Starting on June 1, 2006, the option vested with respect to 2,381 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vests with respect to 1,389 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 3,333 shares on the first of every month until May 2010.

(8)	Starting on June 1, 2006, the option vested with respect to 1,786 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vests with respect to 2,778 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 834 shares on the first of every month until May 2010.

(9)	On July 10, 2007, the option will vest with respect to 10,859 shares. Starting on August 10, 2007, the option will vest with respect to 905 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option will vest with respect to 1,282 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 2,197 shares on the tenth day of every month until July 2010.

(10)	On July 10, 2007, the option will vest with respect to 89,141 shares. Starting on August 10, 2007, the option will vest with respect to 7,428 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option will vest with respect to 7,051 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 6,135 shares on the tenth day of every month until July 2010.

2008 Option Exercises and Stock Vested

The following table reflects option exercises for each of the named executive officers during fiscal year 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Jerry M. Kennelly	—	—
Randy S. Gottfried	—	—
Steven McCanne, Ph.D.	105,000	1,215,813
Eric Wolford	15,000	238,352
David M. Peranich	12,500	147,631

(1)	The value realized on exercise is calculated as follows: Number of shares acquired upon exercise times the difference between our closing price on the date of exercise and the exercise price of the underlying stock option.

Severance and Change in Control Arrangements

Acceleration

The named executive officers are entitled to the following equity acceleration upon the occurrence of certain events:

Each option granted to Mr. Kennelly in 2005 and 2006 will vest with respect to 25% of the shares subject to his options if we are subject to a change in control and will vest in an additional 50% if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Kennelly in 2007 and 2008, and each RSU granted to Mr. Kennelly in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Kennelly in 2009 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Gottfried prior to 2007 will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Gottfried in 2007 and 2008, and each RSU granted to Mr. Gottfried in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Gottfried in 2009 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Dr. McCanne in 2005 and 2006 will vest with respect to 25% of the shares subject to his options if we are subject to a change in control and will vest in an additional 50% if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Dr. McCanne in 2007 and 2008, and each RSU granted to Dr. McCanne in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Dr. McCanne in 2009 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Wolford prior to 2007 will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Wolford in 2007 and 2008, and each RSU granted to Mr. Wolford in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Wolford in 2009 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Peranich in 2006 will vest with respect to 100% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control.

A change in control includes:

•	a merger of Riverbed after which our own stockholders own 50% or less of the surviving corporation or its parent company; or

•	a sale of all or substantially all of our assets.

Each option granted to Mr. Peranich in 2007 and 2008, and each RSU granted to Mr. Peranich in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Peranich in 2009 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Severance

Other than the change in control severance agreements with Messrs. Gottfried and Kennelly described in “Compensation Discussion and Analysis — Post-Termination Protection” above, there are no current arrangements pursuant to which we have agreed to make any severance payments to any of our executive officers.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the tables below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2008. The closing price of our stock as of December 31, 2008 was $11.39, which was used as the value of our stock in the change in control. The value of the vesting acceleration was calculated by multiplying the number of accelerated option shares and common stock as of December 31, 2008 by the spread between the closing price of our stock as of December 31, 2008 and the exercise price for such unvested option shares and common stock.

Jerry M. Kennelly

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Kennelly, our President and Chief Executive Officer, as if his employment terminated as of December 31, 2008, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Change in Control ($)		Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—		850,000
Highest Target Bonus	—	—	—	—	—		850,000
Last Fiscal Year Target Bonus	—	—	—	—	—		—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	1,696,295	(1)	3,059,881	(2)

Benefits and Perquisites:
Health Care Premiums/ Contributions (3)	—	—	—	—	—		18,269
Accrued Vacation Pay (4)	30,785	30,785	30,785	30,785	30,785		30,785

Total	30,785	30,785	30,785	30,785	1,727,080		4,808,935

(1)	Represents 25% of the unvested shares subject to options granted in 2005 and 2006 held by Mr. Kennelly that will vest upon a change in control.

(2)	Represents 25% of the unvested shares subject to options granted in 2005 and 2006 to Mr. Kennelly that will vest upon a change in control plus an additional 50% of such shares that will vest if he is involuntarily terminated within 12 months after a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control. Unvested stock options granted to Mr. Kennelly in 2007 and 2008 will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Such unvested stock options are not included in the table above due to the option exercise price of the shares being greater than the value of the Company’s common stock as of December 31, 2008.

(3)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid on behalf of Mr. Kennelly upon a change in control.

(4)	Assumes that Mr. Kennelly had 3.8 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Randy S. Gottfried

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Gottfried, our Chief Financial Officer and Senior Vice President of Business Services, as if his employment terminated as of December 31, 2008, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	275,000
Highest Target Bonus	—	—	—	—	135,000
Last Fiscal Year Target Bonus	—	—	—	—	—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	608,924	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions (2)	—	—	—	—	5,868
Accrued Vacation Pay (3)	18,159	18,159	18,159	18,159	18,159

Total	18,159	18,159	18,159	18,159	1,042,951

(1)	Represents 50% of the unvested shares subject to options granted in 2005 and 2006 held by Mr. Gottfried that will vest if he is involuntarily terminated within 12 months after a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control. Unvested stock options granted to Mr. Gottfried in 2007 and 2008 will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Such unvested stock options are not included in the table above due to the option exercise price of the shares being greater than the value of the Company’s common stock as of December 31, 2008.

(2)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid on behalf of Mr. Gottfried upon a change in control.

(3)	Assumes that Mr. Gottfried had 3.4 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Steven McCanne, Ph.D.

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Dr. McCanne, our Chief Technology Officer, as if his employment terminated as of December 31, 2008, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Change in Control ($)		Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—		—
Highest Target Bonus	—	—	—	—	—		—
Last Fiscal Year Target Bonus	—	—	—	—	—		—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	1,696,295	(1)	2,832,081	(2)

Benefits and Perquisites:
Health Care Premiums/Contributions	—	—	—	—	—		—
Accrued Vacation Pay (3)	21,154	21,154	21,154	21,154	21,154		21,154

Total	21,154	21,154	21,154	21,154	1,717,449		2,853,235

(1)	Represents 25% of the unvested shares subject to options granted in 2005 and 2006 held by Dr. McCanne that will vest upon a change in control.

(2)	Represents 25% of the unvested shares subject to options granted in 2005 and 2006 to Dr. McCanne that will vest upon a change in control plus an additional 50% of such shares that will vest if he is involuntarily terminated within 12 months after a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control. Unvested stock options granted to Dr. McCanne in 2007 and 2008 will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Such unvested stock options are not included in the table above due to the option exercise price of the shares being greater than the value of the Company’s common stock as of December 31, 2008.

(3)	Assumes that Dr. McCanne had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Eric Wolford

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Wolford, our Senior Vice President of Marketing and Business Development, as if his employment terminated as of December 31, 2008, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—
Highest Target Bonus	—	—	—	—	—
Last Fiscal Year Target Bonus	—	—	—	—	—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	1,038,098	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions	—	—	—	—	—
Accrued Vacation Pay (2)	24,616	24,616	24,616	24,616	24,616

Total	24,616	24,616	24,616	24,616	1,062,714

(1)	Represents 50% of the unvested shares subject to options granted in 2005 and 2006 to Mr. Wolford that will vest if he is involuntarily terminated within 12 months after a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control. Unvested stock options granted to Mr. Wolford in 2007 and 2008 will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Such unvested stock options are not included in the table above due to the option exercise price of the shares being greater than the value of the Company’s common stock as of December 31, 2008.

(2)	Assumes that Mr. Wolford had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

David M. Peranich

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Peranich, our Senior Vice President of Worldwide Sales, as if his employment terminated as of December 31, 2008, the last business day of our fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—
Highest Target Bonus	—	—	—	—	—
Last Fiscal Year Target Bonus	—	—	—	—	—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	1,229,853	(1)

Benefits and Perquisites:
Health Care Premiums/Contributions	—	—	—	—	—
Accrued Vacation Pay (2)	14,477	14,477	14,477	14,477	14,477

Total	14,477	14,477	14,477	14,477	1,244,330

(1)	Represents 100% of the unvested shares subject to options granted in 2005 and 2006 held by Mr. Peranich that will vest if he is involuntarily terminated within 12 months after a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control. Unvested stock options granted to Mr. Peranich in 2007 and 2008 will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Such unvested stock options are not included in the table above due to the option exercise price of the shares being greater than the value of the Company’s common stock as of December 31, 2008.

(2)	Assumes that Mr. Peranich had 2.7 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by the Board of Directors or a committee composed of members of the Board of Directors. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by the Audit Committee or the disinterested members of the Board of Directors and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our U.S. employees generally.

During 2008, we received purchase orders from Fidelity Investments for certain of our products. For the year ended December 31, 2008, we recognized $139,711 of revenue from Fidelity Investments as a result of these purchase orders. As of December 31, 2007, based on a Schedule 13G filed with the SEC by FMR LLC on February 14, 2008, we understand that entities related to Fidelity Investments held approximately 12.8% of our outstanding capital stock. As of April 30, 2008, based on a Schedule 13G filed with the SEC by FMR LLC on May 12, 2008, FMR LLC was no longer a 5% or greater beneficial owner of our stock.

During 2008, we also received purchase orders from Polycom, Inc. for certain of our products. For the year ended December 31, 2008, we recognized $180,797 of revenue as a result of these purchase orders. Michael R. Kourey, a member of our Board of Directors, is an executive officer and a director of Polycom. Mr. Kourey abstained with respect to the approvals rendered by our Audit Committee regarding any sales of our products or services to Polycom.

All related party transactions during 2008 were entered into on arm’s length terms.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Charter and our Bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such other key employees in connection with a legal proceeding.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Riverbed Technology, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105, Attn: Secretary, or call (415) 247-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

April 24, 2009

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please mark your votes as indicated in this example	☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
Proposal 1–	To elect the following directors to serve until the 2012 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified.	☐	☐	☐	Proposal 2–	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Riverbed Technology, Inc. for its fiscal year ending December 31, 2009.	☐	☐	☐

Nominees:

01 Jerry M. Kennelly
02 Stanley J. Meresman
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/rvbd Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/rvbd

45467

PROXY

RIVERBED TECHNOLOGY, INC.

Annual Meeting of Stockholders - June 3, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry M. Kennelly and Randy S. Gottfried, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Riverbed Technology, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 3, 2009 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

BNY MELLON SHAREOWNER SERVICES P.O . BOX 3550 SOUTH HACKENSACK, NJ 07606 -9250
Address Change
(Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)

▲  FOLD AND DETACH HERE  ▲

You can now access your Riverbed Technology, Inc. account online.

Access your Riverbed Technology, Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Riverbed Technology, Inc. now makes it easy and convenient to get current information on your stockholder account.

• View account status	• Make address changes
• View certificate history	• Obtain a duplicate 1099 tax form
• View book-entry information	• Establish/change your PIN

Vis it us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

www.bnymellon. com/shareowner/isd

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6918

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

45467